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                                                                     EXHIBIT 2.2


                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF DELAWARE


IN RE:                                 :
                                       :     CHAPTER 11
NATIONSRENT, INC.,                     :
A DELAWARE CORPORATION, ET AL.,        :     JOINTLY ADMINISTERED
                                       :     CASE NO. 01-11628 (PJW)
                                       :
                         DEBTORS.      :


                   MODIFICATIONS TO FIRST AMENDED JOINT PLAN
      OF REORGANIZATION OF NATIONSRENT, INC. AND ITS DEBTOR SUBSIDIARIES

                  The above-captioned debtors and debtors in possession (collectively, the "Debtors") hereby propose the following additions and modifications to the First Amended Joint Plan of Reorganization of NationsRent, Inc. and Its Debtor Subsidiaries, dated February 7, 2003 (the "Plan"), pursuant to section 1127 of the Bankruptcy Code, 11 U S.C. ss.ss. 101-1330, and Section XIII C of the Plan:

                  1. Section I A 47 is modified and restated as follows:(1)

                           47. "Exit Financing Facility" means the senior secured [revolving credit facility] FACILITY OR FACILITIES in the anticipated aggregate amount of [$120] $150 million, that will be entered into by the Debtors on the Effective Date on substantially the terms set forth on Exhibit I A 47.

                  2.       Section I A 47A is added to the Plan as follows:

                           47A.     "Exit Proceeds" means, collectively, the
         proceeds available from the Exit Financing Facility and the New
         Capital.

                  3.       Section I A 63A is added to the Plan as follows:

                           63A.     "New Capital" means the additional capital
         contributions to be made by the New Capital Providers on or before the Effective Date in the aggregate amount of up to $80 million in exchange for New Common Stock, New Preferred Stock and New Subordinated Notes on substantially the terms and conditions described on Exhibit I A 63A.


---------
1 All modified and restated Plan provisions are marked to reflect the modifications thereto.

         Brackets indicate deletions.

         Upper case indicates additions.

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                  4.       Section I A 63B is added to the Plan as follows:

                           63B.     "New Capital Providers" means,
         collectively, the entities contributing New Capital to the Reorganized Debtors.

                  5.       Section IA 66 is modified and restated as follows:

                           66. "New Subordinated Notes" means the convertible unsecured subordinated notes to be issued as provided in SECTION
         I A 63A, Section III B 1 and Section III B 2 b and on the terms set forth in Exhibit I A 66.

                  6. Section III B 1 a is modified and restated as follows:

                           A. Class C-L Claims (Bank Loan Claims) Are Impaired. On the Effective Date, each holder of an Allowed Bank Loan Claim will receive a Pro Rata Share of 95% of each of the New Subordinated Notes, New Preferred Stock and New Common Stock NOT OTHERWISE DISTRIBUTED TO THE NEW CAPITAL PROVIDERS. In the event that Class C-4 has not voted to accept the Plan and at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have not voted to accept the Plan, then, on the Effective Date, each holder of an Allowed Bank Loan Claim will receive a Pro Rata share of 100% of each of the New Subordinated Notes, New Preferred Stock and New Common Stock NOT OTHERWISE DISTRIBUTED TO THE NEW CAPITAL PROVIDERS. To the extent that either Class C-4 has voted to accept the Plan or, if Class C-4 has not voted to accept the Plan, at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have voted to accept the Plan, then (i) the holders of Allowed Bank Loan Claims shall waive their respective Allowed Deficiency Claims and (ii) the holders of Allowed Bank Loan Claims shall waive enforcement of all subordination provisions as they pertain to Deficiency Claims.

                  7. Section III B 2 b is modified and restated as follows:

                           B. Class C-4 Claims (General Unsecured Claims) Are Impaired. On the Effective Date, but only if either Class C-4 has voted to accept the Plan or, if Class C-4 has not voted to accept the Plan, at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have voted to accept the Plan, (i) 5% of each of the New Subordinated Notes, New Preferred Stock and New Common Stock NOT OTHERWISE DISTRIBUTED TO THE NEW CAPITAL PROVIDERS and (ii) $300,000 in cash shall be distributed to the Creditor Trust, and each holder of an Allowed Claim in Class C-4 will receive its Pro Rata share of the Creditor Trust Participation Certificates In the event that Class C-4 has not voted to accept the Plan and at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have not voted to accept the Plan, no property will be distributed to or retained by the holders of Allowed Claims in Class C-4 on account of such Claims.


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                  8.        Section IV D is modified and restated as follows:

                           D.       EXIT [FINANCING FACILITY] PROCEEDS,
         Obtaining Cash For Plan Distribution and Transfers of Funds Among The Debtors and The Reorganized Debtors.

                           On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit [Financing Facility] PROCEEDS. All cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Reorganized Debtors' cash balances and operations and/or the Exit [Financing Facility] PROCEEDS. Cash payments to be made pursuant to the Plan will be made by Reorganized NationsRent; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable Reorganized NationsRent to satisfy their obligations under the Plan. Any Intercompany Claims resulting from such transfers will be accounted for and settled in accordance with the Debtors' historical intercompany account settlement practices.


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Dated: April 16, 2003                        Respectfully submitted,


                                             NATIONSRENT, INC. (for itself and
                                             on behalf of its subsidiaries)


                                             By: /s/ Joseph H. Izhakoff
                                                -------------------------------
                                                JOSEPH H. IZHAKOFF
                                                EXECUTIVE VICE PRESIDENT,
                                                GENERAL COUNSEL AND SECRETARY


COUNSEL:

DANIEL J. DEFRANCESCHI (DE 2732)
MICHAEL J. MERCHANT (DE 3854)
RICHARDS, LAYTON & FINGER
One Rodney Square
PO Box 551
Wilmington, Delaware 19899
(302) 658-6541

          - and-

PAUL E. HARNER (IL 6276961)
MARK A. CODY (IL 6236871)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
(312) 782-3939

RANDALL M. WALTERS (OH 0005895)
JOSEPH M. WITALEC (OH 0063701)
RICK J. GIBSON (OH 0066765)
JONES DAY
1900 Huntington Center
41 South High Street
Columbus, Ohio 43215
(614) 469-3939

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION